UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2011

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-146093	20-5748297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Corporate Woods Blvd.

Albany, NY 12211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (518) 533-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 26, 2011, the Compensation Committee of our Board of Directors, the Compensation Committee of the Board of Managers of Momentive Performance Materials Holdings LLC, our indirect parent company (“Parent”) and the Compensation Committee of the Board of Directors of Momentive Specialty Chemical Inc., our affiliate (“MSC”), approved the 2011 annual incentive compensation plan for the Parent and its subsidiaries (the “2011 IC Plan”). Each of our named executive officers and other specified members of management are eligible to participate in the 2011 IC Plan. Any incentive compensation earned by Messrs. Morrison, Carter, Johns and Greene, executives who provide services to both MSC and us under the Shared Services Agreement dated October 1, 2010 between us and MSC (the “Shared Services Agreement”), would be paid by the executive’s employer, MSC in the case of Messrs. Morrison and Carter and us in the case of Messrs. Johns and Greene, and allocated along with other expenses under the Shared Services Agreement. The target awards for these executives expressed as a percentage of their base salary are as follows: Mr. Morrison- 100%, Messrs. Carter and Delarge- 80%, Mr. Modak- 60%, Messrs. Johns and Greene- 50%, and Mr. Dandolph – 40%.

Under the 2011 IC Plan, our executive officers have the opportunity to earn cash bonus compensation based upon the achievement of certain division and/or global performance targets established with respect to the plan. The performance targets are established based on the following performance criteria: EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted to exclude certain non-cash, certain non-recurring expenses and discontinued operations (“Segment EBITDA”), Environment, Health & Safety (“EH&S”) statistics, cash flow, and the achievement of cost savings related to the Shared Services Agreement, which we refer to as Synergies. Global targets for Segment EBITDA, EH&S statistics, cash flow, and Synergies for our executive officers are based upon the results of the Parent and its subsidiaries, including our results and the results of MSC. Division targets for our executive officers are based solely on our operations.

The performance criteria for participants are weighted by component. Our executive officers have 50% of their incentive compensation tied to achieving global and/or division Segment EBITDA targets, 10% tied to the achievement of global or division EH&S goals, 30% tied to the achievement of global or division cash flow targets, and 10% tied to the achievement of global Synergies. Minimum, target and maximum threshold targets were established for Segment EBITDA, cash flow and Synergies. The EH&S target has two equally-weighted components, an occupational illness and injury rate and a lost-time injuries rate, each with one target threshold.

The minimum thresholds for Segment EBITDA, cash flow and Synergies were set at 90%, 80% and 60% of the targets, respectively, and the maximum thresholds were set at 110%, 120% and 140% of the targets, respectively. The payouts for achieving the minimum thresholds are 50% of the allocated target award for the component and the payouts for the maximum thresholds are 175% or 200% of the allocated target award, depending on the executive’s position. The payout for achieving the target for either EH&S component is 50% of the allocated target award for this component.

The Segment EBITDA, cash flow and Synergy elements under the 2011 IC Plan act independently such that a payout of one element is possible even if the minimum target threshold for the other is not achieved, while any payout for achievement of an EH&S target is contingent upon the achievement of the applicable division or global Segment EBITDA target.

Any payments under the 2011 IC Plan are subject to the approval of audited annual financial results by our Audit Committee and the Audit Committees of Parent and MSC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	/s/ William H. Carter
Name:	William H. Carter
Title:	Executive Vice President and Chief Financial Officer

Date: April 26, 2011